Exhibit 10(f) – Supplemental Executive Retirement Plan

THE CITIZENS BANK OF PHILADELPHIA, MISSISSIPPI

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT, effective as of January 1, 2004 (the “Effective Date”), is made by and between The Citizens Bank of Philadelphia, Mississippi, a state-chartered commercial bank with its principal place of business in Philadelphia, Mississippi (the “Company”), and                             (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Executive and the Company agree as follows:

Article 1

Definitions

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 “Change of Control” means:

(a) a change in the ownership of the capital stock of the Company or Citizens Holding Company (the “Holding Company”), whereby a corporation, person or group acting in concert (a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company or Holding Company which constitutes twenty five percent (25%) or more of the combined voting power of the Company’s or Holding Company’s outstanding capital stock then entitled to vote generally in the election of directors; or

(b) the persons who were members of the Board of Directors of the Company or Holding Company immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of such Board of Directors; or

(c) the adoption and completion by the Board of Directors of the Company or of the Holding Company of a merger, consolidation or reorganization plan involving the Company or Holding Company in which the Company or the Holding Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company or Holding Company. For purposes of this Agreement, a sale of all or substantially all of the assets of the Company or Holding Company shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company or Holding Company that have an aggregate fair market value equal to twenty five percent (25%) of the fair market value of all of the respective gross assets of the Company or Holding Company immediately prior to such acquisition or acquisitions; or

(d) a tender offer or exchange offer is made by any Person which, if successfully completed, would result in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either twenty five percent (25%) or more of the Company’s or Holding Company’s outstanding shares of Common Stock or shares of capital stock having twenty five percent (25%) or more the combined voting power of the Company’s or Holding Company’s then outstanding capital stock (other than an offer made by the Company or the Holding Company), and sufficient shares are acquired under the offer to cause such person to own twenty five percent (25%) or more of the voting power; or

(e) any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Subsection (1.1.1).

1.1.1.1 “Permitted Transfers” means that a Shareholder, as hereinafter defined in Subsection 1.1.12 may make the following transfers and such transfers shall be deemed not to be a Change of Control under Subsection 1.1.1:

(a) To any trust, company, or partnership created solely for the benefit of any Shareholder or any spouse of or any lineal descendant of any Shareholder;

(b) To any individual or entity by bona fide gift;

(c) To any spouse or former spouse of any Shareholder pursuant to the terms of a decree of divorce;

(d) To any officer or employee of the Company pursuant to any incentive stock option plan established by the Shareholder;

(e) To any family member of any Shareholder;

(f) After receipt of any necessary regulatory approvals, to any company or partnership, including, but not limited to, a family limited partnership, a majority of the stock or interests of which company or partnership are owned by any of the Shareholder; or

(g) To any existing Shareholder as of the Effective Date.

1.1.2 “Code” means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.

1.1.3 “Compensation” shall mean the Executive’s average base salary, not including any bonuses, for the three (3) Plan Years immediately preceding the Plan Year in which Termination of Employment occurs.

1.1.4 “Disability” means, if the Executive is covered by a Company sponsored disability income plan, drawing disability income from such plan, or, if no such disability income plan exists, then as determined by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.1.5 “Discount Rate” means six percent (6%).

1.1.6 “Early Retirement Date” shall mean the date the Executive attains age fifty-five (55).

1.1.7 “Early Retirement Reduction Percentage” shall mean five percent (5%) multiplied by the number of whole years between the date any Termination of Employment subsequent to the Early Retirement Date occurs and the Normal Retirement Date. This Percentage shall not exceed fifty percent (50%).

1.1.8 “Initial Vested Percentage” means the product of ten percent (10%) multiplied by Years of Service Credit, which amount shall not exceed one hundred percent (100%).

1.1.9 “Normal Retirement Date” means the date the Executive attains age sixty-five (65).

1.1.10 “Plan Year” means each twelve (12) consecutive month period beginning on January 1st of each year and ending on December 31st of each year.

1.1.11 “Salary Continuation Accrual” means the amount accrued as a liability to the Executive by the Company under Generally Accepted Accounting Principles (GAAP), utilizing the “interest ramp-up” method of accounting when either Termination of Employment or Termination of the Agreement occurs.

1.1.12 “Shareholder” means the existing owners of all issued and outstanding stock of the Company and Holding Company as of the Effective Date.

1.1.13 “Termination of Employment” or “Terminates Employment” means the Executive’s ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

1.1.14 “Years of Service Credit” means the whole number quotient, without rounding for fractional amounts, of a fraction with a numerator equaling the number of whole calendar years the Company has employed the Executive through December 31, 2003, and a denominator of two (2).

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. If Termination of Employment occurs on or after the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 2.1.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 shall be fifty percent (50%) of Compensation.

2.1.2 Payment of Benefit. Subject to the provisions of Section 3.2, the Company shall pay the annual benefit determined under subsection 2.1.1 for a period of fifteen (15) years, payable monthly (one-twelfth [1/12th] of the annual benefit) beginning on the last day of the month commencing with the month following Termination of Employment. The monthly payments under this subsection 2.1.2 shall total one hundred eighty (180) substantially equal payments over a period of one hundred eighty (180) months.

2.2 Termination of Employment Prior to the Early Retirement Date. Subject to the provisions of Section 2.4, if Termination of Employment occurs before the Executive’s Early Retirement Date, for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in this Section 2.2.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the vested portion of the Salary Continuation Accrual.

2.2.2 Vesting Schedule. As of the date of this Agreement, the Executive’s initial vested interest in the annual benefit described in Subsection 2.2.1 shall equal the Initial Vested Percentage. The Executive shall vest in the amount described in Section 2.2.1 at a rate of ten percent (10%) per year for each completed Plan Year from the date of this Agreement to Executive’s Termination of Employment, such that after the tenth (10th) completed Plan Year the Executive shall be one hundred percent (100%) vested in the amount described in subsection 2.2.1.

2.2.3 Payment of Benefit. Except as may be provided by Subsection 2.2.3.1, and subject to the provisions of Subsection 2.2.4, the Company shall pay the annual benefit determined under subsection 2.2.1 for a period of fifteen (15) years, payable monthly (one-twelfth [1/12th] of the annual benefit) beginning on the last day of the month commencing with the month following the Normal Retirement Date. The monthly payments under this subsection 2.2.3 shall total one hundred eighty (180) substantially equal payments over a period of one hundred eighty (180) months.

2.2.3.1 Alternate Method for Payment of Benefit. The Company, in its sole discretion and at any time prior to when a payment is otherwise due the Executive under Subsection 2.2.3 of this Agreement, may elect to alter the timing and method of payment otherwise provided by Subsection 2.2.3. The Company shall provide the Executive detailed written notice of such alternate payment method selected by the Company under this Subsection 2.2.3.1. Relying on sound accounting and financial principles (including the Discount Rate), the Company shall determine the present value of payments otherwise due the Executive under Subsection 2.2.3 and the Company shall compare this amount to the present value, again, determined by the Company relying on sound accounting and financial principles, (including the Discount Rate). In no event shall the present value of the benefit payable to the Executive under any alternate payment method selected by the Company under this Subsection 2.2.3.1 be less than the present value of the payments otherwise due the Executive under Subsection 2.2.3. The right to elect any alternate method of payment under this Subsection 2.2.3.1 rests solely with the Company and not with the Executive.

2.2.4 Death Prior to any Required Payment under Section 2.2. In the event the Executive dies subsequent to a Termination of Employment and before receiving any payment otherwise due the Executive under this Section 2.2, the Company shall pay the Executive’s designated beneficiary the annual benefit set forth in Subsection 2.2.1 per year for fifteen (15) years in lieu of any other benefit under this Agreement.

2.2.4.1 Payment of Benefit. The Company shall pay the annual benefit determined under subsection 2.2.4 to the Executive’s designated beneficiary for a period of fifteen (15) years, payable monthly (one-twelfth [1/12th] of the annual benefit) beginning on the last day of the month commencing with the month following the Executive’s death. The monthly payments under this subsection 2.2.4 shall total one hundred eighty (180) substantially equal payments over a period of one hundred eighty (180) months.

2.3 Disability Benefit. If Termination of Employment due to a Disability occurs prior to the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 2.3.

2.3.1 Amount of Benefit. The annual benefit under this Section 2.3 shall be fifty percent (50%) of Compensation.

2.3.2 Payment of Benefit. Subject to the provisions of subsection 2.3.3, the Company shall pay the annual benefit determined under subsection 2.3.1 for a period of fifteen (15) years, payable monthly (one-twelfth [1/12th] of the annual benefit) beginning on the last day of the month commencing with the month following the Normal Retirement Date. The monthly payments under this subsection 2.3.2 shall total one hundred eighty (180) substantially equal payments over a period of one hundred eighty (180) months.

2.3.3 Death During Disability. In the event the Executive dies subsequent to Termination of Employment due to Disability and prior to the Normal Retirement Date, the

Company shall pay the Executive’s designated beneficiary the annual benefit set forth in subsection 2.3.1 per year for fifteen (15) years in lieu of any other benefit under this Agreement.

2.3.1.1 Payment of Benefit. The Company shall pay the annual benefit determined under subsection 2.3.3 to the Executive’s designated beneficiary for a period of fifteen (15) years, payable monthly (one-twelfth [1/12th] of the annual benefit) beginning on the last day of the month commencing with the month following the Executive’s death. The monthly payments under this subsection 2.3.3 shall total one hundred eighty (180) substantially equal payments over a period of one hundred eighty (180) months.

2.4 Change of Control Benefit. Upon Termination of Employment within twenty-four (24) months following a Change of Control, the Company, subject to the provisions of Section 2.4.1.1 and Section 5.3, shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1 Amount of Benefit. The annual benefit under this Section 2.4 shall be fifty percent (50%) of Compensation.

2.4.1.1 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would be a non-deductible parachute payment under Section 280G of the Code.

2.4.2 Payment of Benefit. The Company shall pay the annual benefit determined under subsection 2.4.1 for a period of fifteen (15) years, payable monthly (one-twelfth [1/12th] of the annual benefit) beginning on the last day of the month commencing with the month following the earlier to occur of: (i) Normal Retirement Date; or (ii) Termination of Employment within the two year period subsequent to a Change of Control. The monthly payments under this subsection 2.4.2 shall total one hundred eighty (180) substantially equal payments over a period of one hundred eighty (180) months.

2.5 Early Retirement Benefit. If Termination of Employment occurs on or after the Early Retirement Date, but prior to the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 2.1.

2.5.1 Amount of Benefit. The annual benefit under this Section 2.5 shall be fifty percent (50%) of Compensation multiplied by the Early Retirement Reduction Percentage.

2.5.2 Payment of Benefit. Subject to the provisions of Section 3.2, the Company shall pay the annual benefit determined under subsection 2.5.1 for a period of fifteen (15) years, payable monthly (one-twelfth [1/12th] of the annual benefit) beginning on the last day of the month commencing with the month following Termination of Employment. The monthly payments under this subsection 2.5.2 shall total one hundred eighty (180) substantially equal payments over a period of one hundred eighty (180) months.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies while employed by the Company and prior to receiving any payments under this Agreement, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.

3.1.1 Amount of Benefit. The annual benefit under Section 3.1 shall be fifty percent (50%) of Compensation.

3.1.2 Payment of Benefit. The Company shall pay the annual benefit set forth in Section 3.1.1 to the Beneficiary for a period of fifteen (15) years, payable monthly (one-twelfth [1/12th] of the annual benefit) beginning on the last day of the month commencing with the month following the Executive’s death. The monthly payments under this subsection 3.1.2 shall total one hundred eighty (180) substantially equal payments over a period of one hundred eighty (180) months.

3.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3 Hardship. The Company, at any time, may determine that any payments to the Executive’s beneficiary under this Agreement may better serve the needs of the Executive’s beneficiary if the payments were to be paid to the Executive’s beneficiary in a single lump sum payment, as opposed to being paid out over a period of time. Any determination made by the Company to make a single lump sum payment to the Executive’s beneficiary under this Section 3.3 shall be made in the Company’s sole discretion. The amount of any lump sum payment under this Section 3.3 shall equal the present value of the remaining payments due under this Agreement. The Company shall utilize the Discount Rate to determine the present value of these remaining payments. Any lump sum payment made under this Section 3.3 shall fulfill all of the Company’s obligations under this Agreement.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing with the Company a written designation of beneficiary on a form substantially similar to the form attached as Schedule A. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person, or to a custodian selected by the Company under the Mississippi Uniform Transfers to Minors Act for the benefit of such minor. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if any of the following occur:

5.1 Termination for Cause. If the Company terminates the Executive’s employment for any of the following reasons:

5.1.1 Conviction in a court of competent jurisdiction of a felony; or

5.1.2 Fraud, dishonesty, embezzlement, or willful violation of any law or significant Company policy committed in connection with the Executive’s employment resulting in an adverse effect on the Company.

5.2 Suicide. No benefits shall be payable if the Executive commits suicide within two (2) years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

5.3 Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to pay any benefit under this Agreement if, upon the advice of counsel, the Company determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Company or its affiliates or to the extent the benefit would be a non-deductible excess parachute payment under Section 280G of the Code. To the extent possible, such benefit payment shall be proportionately reduced to allow payment within the fullest extent permissible under applicable law.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. Any individual (“Claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1 Initiation – Written Claim. The Claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2 Timing of Company Response. The Company shall respond to such Claimant within ninety (90) days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional ninety (90) days by notifying the Claimant, by written or electronic notification, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the Claimant by written or electronic notification of such denial. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a) The specific reason or reasons for the denial,

(b) A reference to the specific provisions of the Plan on which the denial is based,

(c) A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(d) An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(e) A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Company denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1 Initiation – Written Request. To initiate the review, the Claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2 Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Company Response. The Company shall respond by written or electronic notification to such Claimant within sixty (60) days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional sixty

(60) days by notifying the Claimant by written or electronic notification, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5 Notice of Decision. The Company shall notify the Claimant by written or electronic notification of its decision on review. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a) The specific reason or reasons for the denial,

(b) A reference to the specific provisions of the Plan on which the denial is based,

(c) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits, and

(d) A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

6.2.6 Rights After Appeal. If the Claimant is dissatisfied with the Company’s review of the decision, the Claimant has the right to file suit in a federal or state court, which suit must be filed within twelve (12) calendar months immediately following the date of such Company’s decision. No action may be brought for benefits provided by this Agreement or to enforce any right hereunder until after a claim has been submitted to and determined by the Company and all appeal rights under the Agreement have been exhausted. This means that all claims under this Agreement must be appealed under this Agreement before any suit for benefits may be filed by the Claimant in federal or state court. Thereafter, the only action which may be brought under this Agreement is one to enforce the decision of the Company. The Claimant’s beneficiary should follow the same claims procedure in the event of the Claimant’s death.

6.3 Electronic Notifications. All notifications from the Company under this Article 6 shall be either written or electronic. Electronic notification shall comply with standards imposed by the Company consistent with applicable guidance.

Article 7

Amendments and Termination

7.1 Amendments. Subject to Section 7.3, this Agreement may be amended only by a written agreement signed by the Company and the Executive.

7.2 Termination of Agreement. The Company may terminate this Agreement at any time prior to the Executive’s Termination of Employment by written notice to the Executive. In the event of any such termination, the Company shall pay the Executive one hundred percent (100%) of the Salary Continuation Accrual as of termination of the Agreement.

7.3 Termination by Operation of Law. Notwithstanding the previous paragraph in this Article 7, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt and the Executive requests such termination, or, (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits). In the event of a termination of the Agreement under this Section 7.2, the Company shall pay to the Executive a single lump-sum payment equaling one hundred percent (100%) of the Salary Continuation Accrual one hundred eighty (180) days from termination of the Agreement.

Article 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and permitted transferees.

8.2 No Guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, except in accordance with Article 4 with respect to designation of beneficiaries.

8.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Mississippi, except to the extent preempted by the laws of the United States of America.

8.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.7 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Establishing and revising the method of accounting for the Agreement;

(b) Maintaining a record of benefit payments;

(c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and,

(d) Interpreting the provisions of the Agreement.

8.8 Actions of the Company. All determinations, interpretations, rules, and decisions of the Company shall be conclusive and binding upon all persons having or claiming to have any interest or right under this Agreement.

8.9 Severability. Without limitation of any other section contained herein, in case any one or more provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement. In the event any one or more of the provisions found in the Agreement shall be held to be invalid, illegal or unenforceable by any governmental regulatory agency or court of competent jurisdiction, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of this Agreement and such provision shall be deemed substituted by such other provisions as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

8.10 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.11 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.12 Full Obligation. Notwithstanding any provision to the contrary, when the Company has paid either the lifetime benefits or death benefits as appropriate under any section of the Agreement, the Company has completed its obligation to the Executive.

IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement as of the date indicated below.

THE CITIZENS BANK OF PHILADELPHIA, MISSISSIPPI

By:
Its:

EXECUTIVE:

SCHEDULE A

BENEFICIARY DESIGNATION

I,                             , designate the following as beneficiary of any death benefits payable under the Salary Continuation Agreement between myself and The Citizens Bank of Philadelphia, Mississippi:

Primary Beneficiary

Name	Relationship

Address

Contingent Beneficiary

Name	Relationship
Address

Note: To name a trust as beneficiary, please provide the name of the trustee and the exact date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature

Date

Accepted by the Company this day of , 2004

By:
Title: